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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE


Media contact:     Deborah Spak, (847) 948-2349

Investor contact:  Neville Jeharajah, (847) 948-2875
                   Mary Kay Ladone, (847) 948-3371


BAXTER ANNOUNCES CONVERTIBLE DEBT OFFERING
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     DEERFIELD, Ill., May 15, 2001 - Baxter International Inc. (NYSE:BAX)
announced today that it has commenced a private offering of approximately $800 million of convertible debentures.

     The approximately $800 million offering will comprise securities that are convertible into common shares of Baxter stock under specified conditions. The securities will mature in 20 years, and will not be callable prior to June 5, 2006.

     Baxter will use the proceeds to refinance existing short-term debt.

     This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made only to qualified institutional buyers. The securities being offered and the shares of common stock issuable upon conversion of the convertible securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Baxter International Inc. is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's products and services in bioscience (biopharmaceuticals, vaccines, biosurgery products and transfusion therapies), medication delivery and renal therapy are used by health-care providers and their patients in more than 100 countries.

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